Exhibit 10.27

June 26, 2014

Dear Natalie:

We are pleased to offer you an offer of employment with ContraFect Corporation (hereinafter the “Company”). The general terms of this offer are as follows:

You are being hired into the position of General Counsel reporting to Julia Gregory, Chief Executive Officer. As General Counsel, we invite you to become a member of our Executive committee. Your starting date is expected to be on or about August 15, 2014; duties and responsibilities have been/will be described to you, and may change from time to time within the discretion of management.

Your starting compensation shall be $300,000 per year, paid semi-monthly. You will also be eligible for an annual incentive bonus of 30% of base salary based upon mutually agreed upon criteria. In addition, you shall be eligible for a performance review after six (6) months of full time employment, at which time the Company will consider increasing your base salary by $25,000 based upon mutually agreed upon criteria. After 1 year of service, your performance shall be reviewed, at which time your base salary may be increased by $25,000 based upon mutually agreed upon criteria.

You will be granted pre-IPO incentive stock options to purchase an aggregate number of 150,000 shares of ContraFect common stock, at the fair market price based on the day that the Board of Directors approves the grant. The number of shares purchasable under this option grant and the exercise price shall be proportionately adjusted concurrently with the effectiveness of any stock split, reverse stock split, or combination. These pre-IPO options will vest over a three year period (25% upon start date, 25% on each of the first three anniversaries of start date), and will have a term of ten (10) years, subject to the terms of ContraFect Corporation’s Amended and Restated 2008 Equity Incentive Plan.

In the event that you are terminated by ContraFect without cause, ContraFect shall pay severance benefits equal to twelve (12) months of base salary and bonus, prorated for the period.

As a full-time employee, you will be entitled to standard Company benefits, including medical benefits, paid holidays, paid sick/personal days and paid vacation. These are each described in the Employee Handbook.

This offer is expressly conditioned on the following:

a.	Satisfactory completion of all required forms, including a form I-9 which establishes your authorization to work in the United States and a w-4 form;

b.	Your execution and delivery to us of the enclosed Confidential Information and Inventions Assignment Agreement simultaneously with your execution and return to us of this Offer Letter on or before Tuesday, July 1, 2014;

c.	Please note that ContraFect is an at-will employer. This means you can resign your employment at any time, with or without cause or reason, and reciprocally, the Company can terminate your employment, with or without cause, reason, and/or advance notice.

Your acceptance of this offer shall also mean that you agree to, at all times, abide by the Company’s policies and procedures.

Please confirm your acceptance of this offer by signing below. You further acknowledge by signing below that with this Offer Letter you received the Confidential Information and Inventions Assignment Agreement referred to above.

We are delighted to invite you to join ContraFect. It is an exciting time in our Company’s history as we prepare our important drug, CF-301 for clinical trials and we become a public company. We are using ContraFect’s technical expertise to develop biotherapeutic products for infectious diseases that have high rates of unmet medical needs, particularly products used in hospital-based markets. We are confident that you will play an important role in the growth and success of the Company.

Sincerely,

Amendment No. 1 to Employment Agreement with Natalie Bogdanos, Esq.

This Amendment No. 1 (the “Amendment”) is entered into by and between ContraFect Corporation (the “Employer”), and Natalie Bogdanos, Esq., (the “Employee”), as of November 2, 2015.

In consideration of the mutual agreements set forth below, the Employer and the Employee agree to amend the Employment Letter Agreement with the following additions:

“You will be eligible for an annual incentive bonus of 30% of your annual base salary, subject to performance against mutually agreed-upon goals (effective January 1, 2016, 70% corporate/30% individual). You will also be eligible for stock option grants on an annual basis.

“In the event that you are terminated by the Company without Cause, or in the event that you resign with Good Reason, as defined below, you will be given (i) a severance payment in the amount that is equal to twelve (12) months of your then-current base salary, (ii) a payment equal to twelve (12) months of bonus and (iii) a payment equal to twelve (12) months of applicable health insurance premiums (inclusive of dental and vision insurance) due under COBRA, provided that you first sign a Severance and Release Agreement in a form prescribed by the Company. These severance payments shall be paid over twelve (12) months as any regular paycheck.

“Good Reason” shall mean the occurrence of any of the events or conditions as described here: (i) a material diminution of your authority, duties and responsibilities; (ii) a material reduction in your then-effective base salary, or (iii) the relocation of your principal place of employment to a location that is more than fifty (50) miles “as the crow flies” from Yonkers, New York. Employee must provide written notice (“Notice of Good Reason”) to Employer of the existence of a condition described in subsections (i) through (iii) above within 30 days of Employee’s knowledge of the initial existence of the condition or such right is waived. The Notice of Good Reason shall fully set forth the facts comprising the event(s) or circumstance(s) giving rise to Good Reason. Employer shall have a period (the “Good Reason Notice Period”) of 30 days during which it may remedy the condition so that it shall not constitute Good Reason or inform Employee that it does not believe Good Reason exists. If Employee believes that the condition has not been cured, or that Good Reason exists notwithstanding Employer’s belief that it does not, then Employee shall either abandon the contention that Good Reason exists or terminate employment within 30 days. If Employee continues to work beyond the 30th day without resigning, Employee shall be deemed to have waived Good Reason for the event(s) or circumstance(s) set forth in the Notice of Good Reason.

“If there is a Change of Control Event and, within twelve (12) months of such Change of Control Event, you resign for Good Reason or you are terminated without Cause, you will receive the severance benefits as outlined above, and, in addition, your then-outstanding stock options and other equity awards, if any, will become immediately fully vested and exercisable. All such benefits are conditioned upon the execution of a Severance and Release Agreement in a form prescribed by the Company or its successors.

“A “Change of Control Event” means any of the following: (i) any person, or persons acting as a group, or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then-outstanding voting power of the Company; (ii) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (a) are directors of the Company as of the date hereof, or (a) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (iii) or (iv) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company; (iii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the surviving entity outstanding immediately after the transaction, or (iv) the sale or disposition of all or substantially all of the Company’s assets. “Non-diversion. During the Restricted Period, Employee will not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Employer.

“Non-recruitment. Employee acknowledges that Employer has and will continue to invest substantial time and effort in assembling its workforce. Accordingly, Employee agrees that, during the Restricted Period, Employee will not directly or indirectly (i) hire away any individuals who were employed by, or providing independent contractor services to, Employer during the one-year period prior to the date of termination of Employee’s service with Employer, or (ii) directly or indirectly, entice, solicit or seek to induce or influence any such employees or independent contractors to leave or curtail their service with Employer or to provide services to others. In addition, during the Restricted Period, Employee agrees that Employee will not directly or indirectly solicit or induce or attempt to solicit or induce any customer of Employer for the benefit of Employee or any other business venture to discontinue its business relationship with Employer or its business with Employer, reduce the amount of business which any such customer has customarily done or contemplating doing with Employer or to refrain from entering into a new business relationship with Employer”

Section 409A. The Company and you intend, and this Amendment No. 1 to the Employment Agreement shall be construed, that any amounts or benefits payable or provided under this Amendment and the Company’s and your exercise of authority or discretion hereunder shall either be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“the Code”) and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Code Section 409A. The provisions of this Amendment shall be interpreted and construed in a manner consistent with such intent. In the event that any provision of this Amendment would otherwise fail to satisfy the requirements of Section 409A and the treasury regulations relating thereto, the Company and you agree to further amend this Amendment to maintain to the maximum extent practicable the original intent of the provision without violating the requirements of Code Section 409A. Notwithstanding anything in this Amendment, you acknowledge and agree that the Company has not made any representations to you as to the tax treatment of any payments or benefits under this Amendment, and the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation pursuant to Section 409A of the Code, federal, state, or local tax laws or regulations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the date first written above.